UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549
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FORM 3/A
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
Filed pursuant to Section 16(a) of the Securities Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person
     Timothy Manganello
     200 S. Michigan Ave.
     Chicago, IL 60604
2.   Date of Event Requiring Statement (Month/Day/Year)
     March 9, 1999
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)
     -
4.   Issuer Name and Ticker or Trading Symbol
     Borg-Warner Automotive, Inc. (BWA)
5.   Relationship of Reporting Person to Issuer (Check all applicable)
     ( ) Director (x) Officer (give title below) ( ) 10% Owner ( ) Other
          Vice President  (specify below)
6.   If Amendment, Date of Original (Month/Day/Year)
     February 11, 1999
7.   Individual or Joint/Group Filing (Check applicable line)
     /x/ Form Filed by One Reporting Person
     --- Form Filed by More Than One Reporting Person

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Table I - Non-Derivative Securities Beneficially Owned
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1.Title of Security|2.Amount of Securities|3. Ownership Form;|4.Nature of
                   |  Beneficially Owned  |   Direct (D) or  |  Indirect Bene-
                   |                      |   Indirect (I)   |  ficial Ownership
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                   |                      |                  |
Common Stock       |      1,844*          |       D          |
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*includes 706 shares by Retirement Savings Account
Table II - Derivative Securities Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)
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1. Title of Derivative|2.Date Exercisable |3. Title and Amount    |4.Conversion|
   Security           |  And Expiration   |   Of Securities Under-| or Exercise|
                      |  Date (Month/Day/ |   lying Derivative    | Price of|
                      |  Year)            |   Security            | Derivative|
                      |  Date   |Expir-   |                       | Security
                      |  Exer-  |ation    |       |Amount or #    |
                                |  cisable|Date     |  Title| of shares     |
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
Employee Stock        |
Option (Right to Buy) | 12/31/93| 1/1/02 |Common Stock| 160       | $16.56
Employee Stock        |         |        |            |           |
Option (Right to Buy) | 12/31/94|1/1/02  |Common Stock| 340       | $16.56
Employee Stock        |         |        |            |           |
Option (Right to Buy) | 8/12/95 |8/12/03 |Common Stock| 1,750     | $25.00
Employee Stock        |         |        |            |           |
Option (Right to Buy) | 8/12/96 |8/12/03 |Common Stock| 1,750     | $25.00
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5. Ownership Form of          | 6. Nature of Indirect  |
   Derivative Security:       |    Beneficial Ownership|
   Direct (D) Indirect (I)    |                        |
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                              |                        |
     D                        |                        |
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
Signature of Reporting Person
/s/  Laurene H. Horiszny
     as attorney-in-fact for Timothy Manganello
Date: March 9, 1999